Exhibit 10.8

CONFIDENTIAL

FINAL

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) by and between and Tile, Inc., a Delaware corporation, or the surviving entity with respect thereto (the “Company”) pursuant to that certain Agreement and Plan of Merger by and between the Company, Life360, Inc. (“Parent”) and certain other parties, dated on or about November 22, 2021 (the “Merger Agreement,” the transaction contemplated thereby, the “Merger,” and the consummation date thereof, the “Effective Date”), and Charles Prober (“Executive”) (the Company and Executive is sometimes collectively referred to herein as the “Parties” and individually as a “Party”) sets forth the terms and conditions that shall govern Executive’s employment with the Company. If the Effective Date does not occur for any reason, then this Agreement shall be null and void ab initio and of no further force or effect.

1. Defined Terms. Capitalized terms not otherwise defined shall have the meanings set forth in Exhibit A.

2. Term. Executive will commence full-time employment with the Company effective as of the Effective Date. This is an “At Will” employment agreement. Nothing in the Company’s policies, actions, or this document shall be construed to alter the “At Will” nature of Executive’s status with Company, and Executive understands that Employer may terminate Executive’s employment as provided herein for any reason or for no reason, provided it is not terminated in violation of local, state or federal law. Similarly, the Executive may terminate Executive’s employment as provided herein for any or for no reason. The term of this Agreement (the “Term”) begins on the Effective Date and ends on either (i) the date Executive voluntarily terminates Executive’s employment or (ii) the date the Company terminates Executive’s employment.

3. Position and Duties.

(a) Position. During the Term, Executive shall serve as the Company’s CEO (Tile). Executive shall report directly to the Board of the Company. In such capacity, Executive shall have the duties, functions, responsibilities, and authority customarily appertaining to that position and shall have such other duties, functions, responsibilities, and authority consistent with such position as are from time to time delegated to Executive by the Company.

(b) Duties. Executive shall have such powers and duties as may from time to time be prescribed by the Company, provided that such supervision, control over, responsibilities and duties are consistent with Executive’s position or other positions that Executive may hold from time to time. Executive shall devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and to the Company’s affairs provided, that nothing herein shall preclude Executive from (i) serving on the board of directors of four (4) for- profit or non-profit companies that do not compete with the Company in the judgment of the Board; (ii) serving on civic or charitable boards or committees; and/or (iii) managing personal investments, so long as all such activities described in clauses (i) through (iii) above do not unreasonably interfere with Executive’s performance of Executive’s duties to the Company as provided in this Agreement or create a potential business or fiduciary conflict and, in the case of the activities described in clauses (i) and (ii), are disclosed to the Board.

(c) Principal Place of Employment. Executive’s initial principal place of employment during the Term shall be 1900 S Norfolk St # 310, San Mateo, CA 94403, or as shall be designated by the Company, subject to the terms and conditions of this Agreement. The Parties acknowledge that Executive may be required to travel in connection with the performance of Executive’s duties hereunder.

(d) Corporate Policies. During the Term, Executive shall be subject to all of the Company’s corporate governance, ethics, and executive compensation and other policies as in effect from time to time.

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(e) Compensation, Benefits, Other Items Applicable to Executive. During the Term, Executive shall be entitled to the compensation and benefits described in Sections 4, 5 and 6 of this Agreement, in addition to any other compensation agreed to between Executive and the Company.

4. Compensation.

(a) Base Salary. During the Term, Executive shall receive an annual base salary (the “Base Salary”) of $400,000, payable in regular installments in accordance with the Company’s usual payroll practices. Executive’s Base Salary is subject to annual review and may, in the Board’s discretion, be increased. As so adjusted, the term “Base Salary” shall refer to the adjusted amount.

(b) Annual Performance Bonus. During the period beginning on the Effective Date and ending on March 31, 2022 Executive shall remain on the current Company bonus plan and shall be eligible for a bonus of $225,000.00 (representing the unpaid portion of executives FY22 bonus) (the “Tile Bonus”) payable in May of 2022. The Tile Bonus shall be guaranteed provided that either (a) Executive remains employed by the Company through March 31, 2022 or (b) Executive’s employment is terminated by the Company without Cause or Executive terminates employment for Good Reason. During the Term and following March 31, 2022, Executive shall also be eligible to earn a performance bonus of up to 75% at target (the “Target Bonus Amount”) each year during the Term based (i) 50% upon certain individual qualitative performance and (ii) 50% upon certain quantitative Company performance goals, in each case (the “Annual Performance Bonus”). For superior performance, the Annual Performance Bonus may pay out above the Target Bonus Amount, up to a maximum of 200% of the Target Bonus Amount. The Board will determine whether Executive have earned such Annual Performance Bonus in its sole and absolute discretion, which determination will be final and binding. The Annual Performance Bonus will be paid, if at all, divided into two payments following completion of the Company’s semi-annual review process but no later than August 31 and February 28 of each year, provided Executive will not be eligible to earn any such bonus unless Executive is employed by the Company on the date when such bonus is paid. For calendar year 2022 the first portion of the performance bonus shall be pro-rated from April 1, 2022 through the end of the first bonus period.

(c) Retention Equity Award. Subject to the approval of the Board, Executive will receive a retention RSU equity award (the “Retention Equity Award”) to be set forth on an RSU grant agreement issued pursuant to, and subject to the terms of, Parent’s Amended and Restated 2011 Stock Plan or any successor thereto (the “Grant Agreement”) attached hereto as Exhibit B. The value of the Retention Equity Award will be $15,000,000.00. Subject to the terms of the Grant Agreement, (i) fifty percent (50%) of the Retention Equity Award will vest on the first anniversary of the Effective Date, and (ii) the remaining fifty percent (50%) of the Retention Equity Award will vest on the second anniversary of the Effective Date. In addition, no portion of the Retention Equity Award will vest unless the Business Performance Requirements are met. No Retention Equity Award shall vest unless Executive remains employed as of each applicable vesting date (except as otherwise set forth in Section 6).

5. Employee and Fringe Benefits; Expense Reimbursements.

(a) Employee Benefits. During the Term, Executive and Executive’s eligible dependents (if any) shall be able to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than the basis on which such benefits and perquisites are provided by the Company from time to time to other similarly situated senior executive employees, subject in each case to the terms and conditions of the plan or program in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan or program. Notwithstanding the foregoing or any other statement to the contrary, the Company reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate.

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(b) Paid Time Off. Executive shall be entitled to paid vacation each year in accordance with the Company’s then-current vacation policy for other similarly situated senior executive employees. The rules relating to other absences from regular duties for holidays, sick or disability leave, leave of absence without pay, or for other reasons, shall be the same as those provided to the Company’s other similarly situated senior executive employees.

(c) Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive (in accordance with the policies and procedures established from time to time by the Company for Executive or as otherwise provided for in the Company’s approved travel budget) in performing services hereunder. Any reimbursement that Executive is entitled to receive shall (i) be paid as soon as practicable and in any event no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expenses that are eligible for reimbursement in any tax year and (ii) not be subject to liquidation or exchange for another benefit.

6. Termination Benefits. Except as expressly provided in this Section 6, upon the termination of Executive’s employment, Executive shall only be entitled to the Accrued Obligations.

(a) Termination without Cause; Voluntary Resignation for Good Reason. If the Company (or any parent, subsidiary or successor of the Company, to the extent Executive is an employee thereof) terminates Executive’s employment for a reason other than (x) Cause, (y) Executive becoming disabled or (z) Executive’s death at any time, or Executive resigns for Good Reason at any time, then, subject to Section 7, the Company will pay Executive the following benefits: (i) all Accrued Obligations, (ii) a lump sum cash amount equal to 12 months of Executive’s base salary as then in effect, payable on the 61st day following the date of termination, (iii) a lump sum cash amount equal to Executive’s Target Bonus Amount as then in effect, payable on the 61st day following the date of termination, (iv) if Executive timely elect to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company will directly pay the premiums required to continue his current Company provided health coverage for, or reimburse, him and his covered dependents through the earlier of (A) the first anniversary of the date of termination; and (B) the date Executive and his covered dependents, if any, become eligible for healthcare under another employer’s plans; (v) 100% of any then outstanding equity awards shall become 100% vested, and (vi) the Retention Equity Award, to the extent then unvested, shall accelerate and become vested.

(b) Termination Due to Death, Disability, Voluntary Resignation without Good Reason, or Cause. If Executive’s employment with the Company is terminated due to (i) Executive becoming Disabled or Executive’s death, (ii) Executive’s voluntary resignation without Good Reason, or (iii) the Company’s termination of Executive’s employment with the Company for Cause, then Executive or Executive’s estate (as the case may be) will receive the Accrued Obligations, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law. All Accrued Obligations shall in all cases be paid within thirty (30) days of Executive’s termination of employment (or such earlier date as required by applicable law).

(c) Timing of Payments. Subject to any specific timing provisions in this Section 6, or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.

(d) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent, subsidiary or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in this Section 6 or pursuant to written equity award agreements with the Company.

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(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(f) Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written notice of termination to the other party in accordance with this Section 6. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

7. Conditions to Receipt of Severance.

(a) Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form attached as Exhibit C (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective.

(b) Compliance with Restrictive Covenants. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of all applicable restrictive covenants.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section (such payments, collectively, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

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(iii) Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.

(iv) Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(v) To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vi) The payments and benefits provided under Section 6 are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8. Non-Disparagement. To the maximum extent permitted by applicable law, Executive agrees that Executive will not make or cause to be made any oral or written statements that are derogatory, defamatory, or disparaging concerning the Company, its policies or programs, or its past or present officers, directors, employees, agents, or business associates, including but not limited to its past or present suppliers or vendors, or take any actions that are harmful to the business affairs of the Company or its employees. This provision is a material and substantial term of this Agreement. The Company agrees that upon Executive’s separation from service for any reason, it will instruct the members of the Board and the Company’s executives to refrain from making any derogatory, defamatory, or disparaging public statements concerning Executive.

9. Severability. If any provision, subsection, or sentence of this Agreement shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision, subsection, or sentence had not been contained herein.

10. Confidential Information and Invention Assignment Agreement. Like all Company employees, Executive will be required, as a condition of Executive’s employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit D.

11. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of Section 8 (the “Covenant”) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact,

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Executive agrees that, in the event of a breach of the Covenant, in addition to any remedies at law, the Company, without posting any bond, to the maximum extent permitted by applicable law, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and, in the case of either a breach or a threatened breach of the Covenant seek equitable relief before a court of competent jurisdiction, in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available without posting bond or proving actual damages.

12. Conflicts of Interest. Executive agrees that for the duration of this Agreement and Executive’s employment with the Company, Executive will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) which might adversely affect Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which Company does business or accepting any payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which Company does business, and that Executive will promptly inform the Board as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to the Board any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.

13. Miscellaneous.

(a) Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement and is signing the Agreement voluntarily and with full knowledge of its significance; (ii) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that would interfere with the performance of Executive’s duties hereunder; and (iv) Executive shall not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of Executive’s duties hereunder, except with valid written consent of such other person or party. Executive has carefully read and considered all provisions of these Agreements and acknowledges that this is an important legal document that sets forth restrictions on Executive’s conduct as a condition of employment with the Company.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either Party of any breach of the other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Successors and Assigns.

(i) This Agreement is personal to Executive and shall not be assignable by Executive but shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 13(c)(iii) below, shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).

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(iii) The Agreement shall be assignable by the Company to any affiliate or successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined in this Agreement and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

(d) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via email to the respective email addresses, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by email shall be deemed given at the time such email is sent; and (iii) notices sent by registered mail shall be deemed given two (2) days after the date of deposit in the mail.

If to Executive, to such address as shall most currently appear on the records of the Company.

If to the Company, to:

Life360, Inc.

539 Bryant, Suite 400

San Francisco, California 94107 Attention: Chief Executive Officer

(e) GOVERNING LAW; CONSENT TO JURISDICTION; JURY TRIAL WAIVER. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE LAW OF THE STATE OF CALIFORNIA (EXCEPT TO THE EXTENT SUPERSEDED BY THE LAWS OF THE UNITED STATES) WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO JURISDICTION IN SAN FRANCISCO COUNTY, CALIFORNIA. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT PROCEEDING IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

(f) Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(g) Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.

(h) Entire Agreement. This Agreement, all Exhibits attached hereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties as of the Effective Date and supersedes all previous agreements and understandings between the Parties with respect to the subject matter hereof, including.

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(i) Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable laws or regulations.

(j) Section Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(k) Cooperation. During the Term and at any time thereafter, Executive agrees to cooperate, at Company’s expense, (i) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company; and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation. Executive shall also be entitled, with respect to any such cooperation occurring after the Term, to a consulting fee at a rate equal to Executive’s Base Salary as in effect on the last day of the Term divided by 2,000, in an amount agreed upon in advance between the parties.

(l) Survival. Sections 7 through 12, inclusive, and Sections 13(b)-(n), inclusive, shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or of Executive’s employment with the Company.

(m) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(n) Recoupment/Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which may be subject to recovery under any law, government regulation, company policy related to sexual harassment, sexual assault or fraternization, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made thereby, or stock exchange listing requirement to the extent reasonably required thereby.

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The Parties have executed this Employment Agreement as of the date first above written.

COMPANY:

Life360, Inc.

/s/ Chris Hulls

By:	Chris Hulls

Title:	Chief Executive Officer

EXECUTIVE:

Charles Prober

/s/ Charles Prober

Date:	11/22/2021